Exhibit 10.66

SECOND ADDENDUM

to

Employment Agreement

of

Maureen Cavanaugh

This Second Addendum (the “Second Addendum”) to the Employment Agreement of Maureen Cavanaugh is entered into as of this 24th day of August 2020, between Lannett Company, Inc. (the “Company”) and Maureen Cavanaugh (“Ms. Cavanaugh”) (together, the Company and Ms. Cavanaugh shall be known as the “Parties”).

RECITALS

WHEREAS, Ms. Cavanaugh entered into an Employment Agreement with the Company as of May 7, 2018 (“Employment Agreement”);

WHEREAS, the Parties entered into an Addendum to Employment Agreement of Maureen Cavanaugh (“First Addendum”) effective as of July 1, 2018, wherein the Parties clarified that Section 10 of the Employment Agreement, which contains a confidentiality provision, shall not preclude Executive from voluntarily disclosing confidential information to governmental officials or participating in investigations into suspected violations of law without first notifying or obtaining the consent of the Company;

WHEREAS, the Parties wish to amend the Employment Agreement to provide the Board the authority to seek reimbursement of incentive compensation paid to Executive in certain instances as more fully set forth herein, in the event the Company is required to restate its financial statements as a result of fraud or misconduct (the “Claw Back Provision”);

WHEREAS, in consideration for Executive agreeing to the inclusion of a Claw Back Provision in the Employment Agreement, the Company agrees to revise and clarify Executive’s rights under paragraph 9(c) of the Employment Agreement in the event of a Change in Control of Company;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.	Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.	Claw Back Provision. Executive agrees that, should the Company be required to prepare and issue a material accounting restatement caused by fraud or other misconduct in connection with any financial reporting requirement under the securities laws, and should Executive be found to have participated in or knew or should have known about such fraud or misconduct and took no action to prevent it, the Board may, in its discretion, seek reimbursement of the difference in the amount of any cash based incentive and performance equity awarded to Executive during the three year period following the first public issuance or filing of the financial document in question and the amount, if any, of cash based incentive pay or performance equity Executive would have received if such incentive pay or equity based compensation were awarded under the restated financial statement.

3.	Paragraph 9(b)(iii) is deleted in its entirety and replaced with the following:

(iii) a pro-rated annual cash bonus for the then current fiscal year based on a calculation for all categories that comprise the bonus at a “target” level.

4.	Paragraph 9(c) is deleted in its entirety and replaced with the following:

If Executive is notified that she is being terminated by Company without Cause, or resigns for Good Reason, in connection with or within eighteen (18) months following a Change in Control of Company, Executive will be entitled, in addition to the Standard Entitlements payable in accordance with Section 9(a), the benefits set forth in Section 9(b)(i), (ii) and (iii). In connection with any Change in Control of Company, any outstanding unvested Company stock options, restricted stock and TSRs awarded to Executive prior to the Change in Control shall be treated in accordance with the applicable provision of the Company’s Long Term Incentive Plan regarding a Change in Control of Company and any stock options, restricted stock and TSRs awarded subsequent to the Change in Control shall be treated in accordance with Section 9(b). Executive shall also be entitled to the following additional amounts: (i) the then current base salary under Section 4 for a period of 18 months (i.e., a total of up to 36 months of base salary) (the “Additional Salary”), and (ii) insurance coverage provided to her equal to such coverage provided to her on the date of termination at no cost or, if ineligible for continued coverage under Company policies, reimbursement of the cost of comparable coverage for an additional period of 18 months (i.e., a total of up to 36 months of insurance coverage (the “Additional Insurance Coverage”). Notwithstanding the above, the time period for the purpose of calculating the amount of Additional Salary and Additional Insurance Coverage shall be reduced a total of one month for each month up to 18 months in which Executive remains employed following a Change in Control of Company. (By way of example, only, if Executive is terminated pursuant to this paragraph 9(c) within the first month of employment following a Change in Control of Company, the time period for calculating the total amount of Additional Salary and Additional Insurance Coverage shall be 18 months; if Executive is terminated pursuant to this paragraph 9(c) within the second month following a Change in Control of Company, the time period for calculating the total amount of Additional Salary and Additional Insurance Coverage shall be 17 months, etc.). For the purpose of Section 9(c) and Section 9(d) below, a written notice that Executive’s employment term is not extended pursuant to Section 2 within the 18-month period following a Change in Control of Company shall be deemed to be a termination without Cause, unless Executive and Company execute a new employment agreement effective as of the date on which Agreement would otherwise have renewed. The term “Change in Control of Company” shall mean the occurrence of a “change in ownership of the Company,” a “change in effective control of the Company.,” or “a change in ownership of a substantial portion of the Company’s assets,: each within the meaning of Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

5.	Paragraph 9(d) is deleted in its entirety and replaced with the following:

Executive also shall be deemed to have been terminated by the Company without Cause, and shall be entitled, in addition to the Standard Entitlements payable in accordance Section 9(a), to the additional benefits set forth in Section 9(b)(i), (ii) and (iii), and the additional Severance Pay payable in accordance with Section 9(c), if a majority of the Company’s Abbreviated New Drug Applications (the “ANDAs”) are sold, other than for restructuring the Company’s intellectual property within its discretion through or to a controlled entity, and the Company or the new organization owning the ANDAs terminates Executive’s employment without Cause, or Executive resigns for Good Reason, in connection with such sale, or within eighteen (18) months of such sale. ). In event of such sale, any outstanding unvested Company stock options, restricted stock and TSRs awarded to Executive prior to the Change in Control shall be treated in accordance with the applicable provision of the Company’s Long Term Incentive Plan regarding a Change in Control of Company and any stock options, restricted stock and TSRs awarded subsequent to the Change in Control shall be treated in accordance with Section 9(b). In the event of such a sale of the ANDAs, the Company shall obtain a covenant of the new organization that if the new organization terminates the Executive’s employment without Cause, or the Executive resigns for Good Reason from the new organization, the Company and the new organization shall have the joint and several obligation to pay the Severance Pay delineated in the Section 9. The agreement of sale will make clear that the parties (i.e., the Company and the new organization intend that Executive is a third party beneficiary of this obligation.

6.	Miscellaneous. Except as set forth herein, all of the terms of the Employment Agreement and First Addendum remain in full force and effect. To the extent that there are inconsistencies between this Second Addendum and the First Addendum and/or Employment Agreement, the provisions of this Second Addendum shall control and shall supersede the applicable provisions of the First Addendum and/or Employment Agreement.

7.	Counterparts. This Second Addendum may be executed in Counterparts, which together shall constitute one Agreement.

IN WITNESS WHEREOF, each of the Parties hereby executes this Second Addendum to the Employment Agreement as of the date first written above.

LANNETT COMPANY, INC.

By:	/s/ Timothy Crew	/s/ Maureen Cavanaugh
	Timothy Crew	Maureen Cavanaugh
Chief Executive Officer